Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP. ANNOUNCES EXPANSION IN RICHMOND’S WESTEND AND REPORTS FIRST QUARTER EARNINGS

Midlothian, Virginia, April 21, 2006. Thomas W. Winfree, President and Chief Executive Officer of Village Bank and Trust Financial Corp. (the “Company”) (Nasdaq symbol: VBFC) in Midlothian, Virginia, announced today the Company’s net income for the three months ended March 31, 2006 of $283,000 or $0.13 per fully diluted share, compared to net income of $269,000 or $0.14 per fully diluted share for the same period in 2005.

In addition, he announced that the Company is expanding its presence in the Richmond metropolitan area through the addition of three new branches outside its current Chesterfield County market area. In May of this year, the Company expects to open a new branch next to the Shops at Willow Lawn, near the corner of West Broad Street and Willow Lawn Drive. The other two branches, one in Powhatan County in the South Creek Plaza on Midlothian Turnpike and the other in the Forest Hill Office Park on Three Chopt Road in Henrico County, are expected to open later in 2006. The addition of these branches will bring the Company’s total to ten, thus establishing the Company as a Richmond metropolitan area financial institution expanding beyond Chesterfield County only.

Mr. Winfree commented, “We are very excited about opening new branches in other areas of metropolitan Richmond. We believe that these new branches will provide greater convenience for our existing customers, many of whom live or work outside of Chesterfield County, as well as allow us to offer our personalized services to a larger customer base.”

Craig D. Bell, Chairman of the Board of Directors, added, “We have always believed that controlled growth is the key to our long-term success and this belief has been the cornerstone of our strategic focus. The addition of the new branches in 2006 continues our history of sound growth and, as long as market conditions are favorable for expansion, we will continue with this strategy.”

While the Company’s earnings of $283,000 in the first quarter of 2006 is only slightly higher than the $269,000 earned for the same period in 2005, the components of the results were significantly different. Net interest income for the three months ended March 31, 2006 was $2,221,000, an increase of $692,000, or 45%, over net interest income of $1,529,000 for the same period in 2005. This increase in net interest income is attributable to the growth of our loan portfolio, from $137,523,000 at March 31, 2005 to $189,159,000 at March 31, 2006, and actions by the Federal Reserve to raise interest rates. Additionally, noninterest income of $578,000 for the first quarter of 2006 is $80,000 higher than the noninterest income of $498,000 for the first quarter of 2005. This increase in noninterest income is primarily a result of increased activity by our mortgage banking subsidiary.

These increases in income were offset by increases in the provision for loan losses of $127,000 and noninterest expense of $624,000 from the first quarter of 2005 to the first quarter of 2006. The increase in the provision for loan losses is attributable to much higher loan growth in the first quarter of 2006. Loans increased by $18.7 million during the three months ended March 31, 2006 as compared to an increase of $3.4 million for the same period in 2005. The increase in noninterest expense is a direct result of the growth of the Company, primarily the addition of three new branches, from the first quarter of 2005 to the first quarter of 2006. The largest increases in noninterest expense occurred in salaries and benefits of $380,000, occupancy costs of $75,000, advertising and marketing of $60,000 and loan underwriting expense of $50,000.

Mr. Winfree noted, “The Company’s growth the last two years has been very rewarding and we believe that it validates the acceptance of the Village Bank philosophy. We were very pleased to be named Business of the Year 2005 by the Chesterfield Chamber of Commerce recognizing our commitment to give back to our community. That’s what we are all about as a Company.”

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He continued, “We continue to believe that a controlled growth strategy will provide the best return to our shareholders; however, such a strategy requires that we grow our capital beyond what our current earnings are providing. Accordingly, the Board of Directors has concluded that it is in the best interests of the Company to cancel the common stock warrants issued in the October 2002 common stock offering. We expect that the exercise of these warrants by their holders prior to cancellation will bring a significant amount of new capital to the Company.”

At March 31, 2006, there were 687,404 warrants to purchase common stock outstanding with an exercise price of $10.20. If all warrants were exercised at that date, the Company would receive $7,011,521 in new capital.

Stockholders’ equity totaled $17,745,000 at March 31, 2006, which represented a book value of $9.41 per share. This represents an increase of $0.16 per share over the $9.25 book value per share at December 31, 2005. For regulatory purposes, the Company’s capital includes $5,000,000 in trust preferred securities issued in February 2005, bringing total regulatory capital to $22,745,000. At March 31, 2006, the Bank exceeded all regulatory capital requirements.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has seven branch offices, with three additional branch offices expected to be operational in 2006. The Bank and its wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc., and Village Financial Services Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

The Company cautions readers that certain statements contained in this press release regarding its future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-KSB for the period ended December 31, 2005 and other filings with the Securities and Exchange Commission.

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Financial Highlights
(Dollars in thousands, except per share amounts)

Balance Sheet Data
	March 31,	December 31,
	2006	2005
	(Unaudited)

Total assets	$ 218,152	$ 214,975
Investment securities	2,954	2,982
Loans held for sale	3,601	2,860
Loans, net	189,159	170,447
Deposits	187,259	186,753
Borrowings	12,005	9,642
Stockholders' equity	17,745	17,152
Book value per share	$ 9.41	$ 9.25
Total shares outstanding	1,885,850	1,854,618

Asset Quality Ratios
Allowance for loan losses to
Loans, net of unearned income	1.12%	1.12%
Nonaccrual loans	240.59%	105.28%
Nonperforming assets to loans	0.47%	1.06%

Selected Operating Data
	Three Months Ended
	March 31,
	2006	2005
	(Unaudited)

Interest income	$ 3,942	$ 2,451
Interest expense	1,721	922
Net interest income before
provision for loan losses	2,221	1,529
Provision for loan losses	217	90
Noninterest income	578	498
Noninterest expense	2,153	1,529
Income tax expense	146	139
Net income	283	269
Income per share
Basic	$ 0.15	$ 0.15
Diluted	$ 0.13	$ 0.14

Performance Ratios
Return on average assets	0.52%	0.64%
Return on average equity	6.42%	6.98%
Net interest margin	4.47%	4.06%
Efficiency	76.94%	75.42%

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